First Quarter Earnings Webcast April 30, 2025 8-K April 30, 2025

NorthWestern Energy 2 Forward Looking Statements During the course of this presentation, there will be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” The information in this presentation is based upon our current expectations as of the date of this document unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s 10-K and 10-Q along with other public filings with the SEC.

Recent Highlights ✓ Reported GAAP diluted EPS of $1.25 o Non-GAAP diluted EPS of $1.221 ✓ Affirming long-term rate base and earnings per share growth rates targets of 4% - 6%2 ✓ Completed debt financing needs for 2025 •No planned equity to finance 5-year capital investment ✓ Dividend Declared: $0.66 per share payable June 30, 2025 to shareholders of record as of June 13, 2025 ✓ Montana rate review nearing completion •Full natural gas settlement reached with major intervenors •Partial electric settlement reached ✓ The Montana legislature has passed wildfire and other constructive bills, now pending the Governor's approval. 1.) See “First Quarter 2025 Non-GAAP Earnings” below and “Non-GAAP Financial Measures” in appendix. 2.) Based on 2024 Adjusted Diluted Non-GAAP EPS of $3.40 and estimated rate base of $5.38 billion.3 Boulder River, MT

The NorthWestern Value Proposition

~5% Dividend Yield

+

Base Capital Plan:
4%-6% EPS Growth

2025-2029 Capital Investment
($ Millions)



Generation Build $45
Generation & Supply (excluding Generation Build) $293
Common $163
Distribution $909
Electric Transmission $780
Gas Transmission $552
$2.74 Billion

=

9%-11% Total Growth

+

Incremental Opportunities:
> 6% EPS Growth

- ✓ Data centers & new large-load opportunities
- ✓ FERC Regional Transmission
- ✓ Incremental generating capacity
(subject to successful resource procurement bids)

=

>11% Total Growth

$2.74 billion
of highly executable and low-risk capital investment forecasted over the next five years.

This investment is expected to drive annualized earnings and rate base growth of approximately 4% - 6%.

See slide titled "Strong Growth Outlook" for additional information.

4

Thank youFirst Quarter Financial Review 5

First Quarter 2025 Financial Results 6 1.) See “First Quarter 2025 Non-GAAP Earnings” below and “Non-GAAP Financial Measures” in appendix. First Quarter Net Income vs Prior Period • GAAP: $11.8 million or 18.1% • Non-GAAP1: $8.1 million or 12.1% First Quarter EPS vs Prior Period • GAAP: $0.19 or 17.9% • Non-GAAP1: $0.13 or 11.9%

First Quarter Earnings Drivers 7 Increase in diluted EPS during the quarter is primarily due to improved utility margins offset by higher depreciation, interest, and operating expenses. After-tax EPS vs Prior Year 1.) Utility Margin is a non-GAAP measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. 2.) See “First Quarter 2025 Non-GAAP Earnings” below and “Non-GAAP Financial Measures” in appendix.

First Quarter Utility Margin Bridge Pre-tax Millions vs. Prior Year $30.7 million or 10.2% increase in Utility Margin items that impact Net Income NOTE: Utility Margin is a non-GAAP measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. 8

We estimate weather to be a $2.2 million pre-tax benefit as compared to normal and a $3.4 million benefit as compared to first quarter 2024. (1) As a result of the adoption of Accounting Standard Update 2017-07 in March 2018, pension and other employee benefit expense is now disaggregated on the GAAP income statement with portions now recorded in both OG&A expense and Other (Expense) Income lines. To facilitate better understanding of trends in year-over-year comparisons, the non-GAAP adjustment above re-aggregates the expense in OG&A - as it was historically presented prior to the ASU 2017-07 (with no impact to net income or earnings per share). (2) Utility Margin is a non-GAAP Measure. See the slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosures. First Quarter 2025 Non-GAAP Earnings 9 Note: Subtotal variances may exist due to rounding.

Credit, Cash Flow, and Financing Plans 10 Credit Ratings Stable Outlook at Moody’s, S&P, and Fitch. No equity expected to fund the current $2.74 billion 5-year capital plan. Financing plans (targeting a FFO to Debt ratio > 14%) are expected to maintain our current credit ratings. We expect to pay minimal cash taxes into 2028 due to utilization of our NOL’s and tax credits. Financing plans are subject to change. FFO: Cash from Operations less Working Capital Adjustments. Debt: Long- & Short-term Debt (including unamortized debt issuance costs and pension liability).

11 Montana Electric Rate Review MPSC approval of the partial Joint Party Settlement, along with NorthWestern’s proposals for YCGS and PCCAM, would allow for recovery of increased operating costs and an opportunity to earn a fair return on the investment that funds the critical energy infrastructure in Montana. Key Dates • 5/23/25: Implementation of rebuttal rates (subject to refund) • 6/9/25: Hearing Commences

MPSC approval of the Joint Party Settlement would allow for recovery of increased operating costs and an opportunity to earn a fair return on the investment that funds the critical energy infrastructure in Montana. 12 Montana Natural Gas Rate Review Key Dates • 5/23/25: Implementation of rebuttal rates (subject to refund) • 6/9/25: Hearing Commences

Strong Growth Outlook 13 ✓ 2025 EPS guidance expected to be provided following the outcome of our pending Montana rate review ✓ Affirming long-term growth rates from 2024 base1 • EPS growth of 4% to 6% • Rate base growth of 4% to 6% • Continued focus on closing the gap between earned & authorized returns ✓ No equity expected to fund the current 5-year | $2.74 billion capital plan • Capital plan sized to be funded by cash from operations, aided by net operating losses, and secured debt • Incremental capital opportunities may result in equity financing ✓ Expect to maintain FFO / Debt > 14% in 2025 and beyond ✓ Earnings growth is expected to exceed dividend growth until we return to our targeted 60% to 70% payout ratio 1.) Based on 2024 Adjusted Diluted Non-GAAP EPS of $3.40 and estimated rate base of $5.38 billion. See “Non-GAAP Financial Measures” in appendix. 2.) Assumes implementation of new Montana electric and natural gas rates in May 2025 as filed in the settlement agreements. 2

11% increase in 5-year capital investment plan $2.74 billion of highly-executable and low-risk critical capital investment Regulated Utility Five-Year Capital Forecast (millions) 14

Thank youOther Updates 15

16 Montana Wildfire Bill No Strict Liability: • Confirms strict liability cannot be applied to utility operations related to wildfire Legal Protections for Providers: • Negligence standard based on Montana specific circumstances • Rebuttable presumption utility acted reasonably if it substantially followed a MPSC approved wildfire mitigation plan where wildfire ignited (Burden of proof rests on plaintiffs) • 3-year statute of limitations from date of damage Damages: • Economic: Property damage (market value or restoration) and fire control costs • Noneconomic: Only if bodily injury or death occurs • Punitive: Only with clear & convincing evidence of gross negligence or intent Wildfire Mitigation Plans updated every 3 years HB 490 was passed by the Montana Legislature with broad bipartisan support. Once signed, the new law clarifies and limits wildfire-related risks, protecting our customers, communities and investors.

17 Transmission Bill Allows Certificate of Public Convenience & Necessity (CPCN) for electric transmission to be issued by the Montana Public Service Commission (MPSC) • Advanced Technology Includes solutions like advanced conductors to enhance capacity and reduce wildfire risk • Approvals MPSC shall determine within 300 days of application if transmission projects (greater than 69 kV) are in public interest and may grant or deny a CPCN • Cost Clarity post CPCN Within 90 days of application, the MPSC shall issue an order responding to a utilities request for advanced approval of prudent cost recovery. SB 301 was also passed by the Montana Legislature with broad bipartisan support. Once signed, this new law will provide greater confidence of fair and equitable returns to investors while incentivizing the continued modernization of the grid for our customers and communities.

18 Incremental Colstrip Capacity NorthWestern’s planned no cost acquisition of 592 MW of additional Colstrip capacity supports the integration of large-load customers, delivering substantial benefits to our customers, communities, and investors. 760 MW Existing Ownership Montana Average Load ✓ No cost acquisition of incremental Colstrip ownership allows us to reliably and affordably serve existing customers ▪ Provides energy independence & improves system reliability / integrity ▪ Moves portfolio from short capacity position to long capacity ▪ Maintains affordability while insulating customers from volatile capacity and energy market pricing ✓ Increased ownership (from 15% to 55%) is expected to protect existing interest and provide Montana control to keep the plant open beyond Washington and Oregon mandated closure deadlines ✓ Significant capacity surplus provides opportunity for new large-load customers, spreading fixed costs over more kilowatt-hours, lowering and stabilizing the cost per unit for all our customers 222 MW 222 MW 370 MW Avista & Puget Sound Energy 1400 MW Montana Peak Load + Planning Reserve

✓ Montana ▪ Served by overall utility portfolio, which is expected to be long capacity beginning in 2026 ▪ Served from generating portfolio over 60% carbon free ▪ If data center demand interest develops beyond existing capacity, we will work with the Montana Public Service Commission to structure appropriate tariffs ✓ South Dakota ▪ Significant indications of interest ▪ Any new large load customers would require incremental capacity ▪ South Dakota PUC has an established process for large load customers with a deviated rate tariff 19 Large Load Customers ✓ Confidentially Announced: December 17, 2024 ▪ Company: Sabey Data Centers ▪ Load: 50 MW expected to grow to 250 MW ▪ Start Date: Mid-2027 ▪ Agreement Status: Letter of Intent ✓ Announced: December 19, 2024 ▪ Company: Atlas Power ▪ Load: 75 MW expected to grow to 150 MW ▪ Start Date: January 2026 ▪ Agreement Status: Letter of Intent (Existing transmission customer) ✓ Expect to serve under existing Montana tariffs

Regional Transmission Opportunities

North Plains Connector (NPC) Consortium Project

- $3.6 billion, 415-mile, high-voltage direct-current transmission line connecting to Montana's Colstrip substation, bridging the eastern and western U.S. energy grids
- Project awarded $700M Grid Resilience & Innovation Partnership grant by U.S. Department of Energy[1]
  - $70.0 million of the award is earmarked for upgrades to the Colstrip Transmission System (of which we are ~30% owner)

In December 2024, NorthWestern announced a memorandum of understanding to own 10% of the North Plains Connector. The project, targeting a 2032 in-service date, strengthens grid reliability and efficiency.

A separate partnership will explore expanding Montana's southwest transmission corridor to bolster reliability, allow for critical import capability, and enhance Western market access.

North Plains Connector


Glendive
GOLDEN VALLEY
OLIVER
Center
MORTON
Dickinson
Miles City
CUSTER
ROSEBUD
FALLON
SLOPE
HETTINGER
GRANT
St. Anthony
Colstrip
Substations
Preferred Route
WYOMING
SOUTH DAKOTA
MT
ND

Colstrip Transmission System


300 MW
Path 83
Montana - Alberta
325 MW
2,200 MW
Path 8
Montana - Northwest
1,350 MW
Western U.S. Grid
Eastern U.S. Grid
Miles City DC Tie
Montana - Southeast
200 MW
200 MW
600 MW
Path 80
Montana - Southeast
(Yellowtail)
600 MW
256 MW
Path 18
Montana - Idaho
383 MW
Major Transmission Substations
Major Transmission Lines
Capacity, kilovolts (kV)
230
500
Ownership
Berkshire Hathaway Energy
NorthWestern Energy
Bonneville Power Administration
Colstrip Transmission System Owners
Data Source:
NorthWestern Energy,
Montana Renewable Development Action Plan

1.) President Trump issued an Executive Order on January 20, 2025, "Unleashing American Energy," directing all federal executive agency heads to review all agency actions implicating energy reliability and affordability or potentially burdening the development of domestic energy resources. This Executive Order has delayed the disbursement of the funds granted by the U.S. Department of Energy for the NPC Consortium project.

20

Conclusion Pure Electric & Gas Utility Solid Utility Foundation Best Practices Corporate Governance Attractive Future Growth Prospects Strong Earnings & Cash Flows 21 NorthWestern Energy Group, Inc. dba: NorthWestern Energy Ticker: NWE (Nasdaq) www.northwesternenergy.com Corporate Support Office 3010 West 69th Street Sioux Falls, SD 57108 (605) 978-2900 Investor Relations Officer Travis Meyer 605-978-2967 travis.meyer@northwestern.com

Thank youAppendix: 22

(1) The revenue requirement associated with the FERC regulated portion of Montana electric transmission and ancillary services are included as revenue credits to our MPSC jurisdictional customers. Therefore, we do not separately reflect FERC authorized rate base or authorized returns. (2) The Montana gas revenue requirement includes a step down which approximates annual depletion of our natural gas production assets included in rate base. (3) For those items marked as "n/a," the respective settlement and/or order was not specific as to these terms. (4) In June 2024, we filed a South Dakota natural gas rate review filing (2023 test year) with the SDPUC and a Nebraska natural gas rate review filing (2023 test year) with the NEPSC. Coal Generation Rate Base as a percentage of Total Rate Base Revenue from coal generation is not easily identifiable due to the use of bundled rates in South Dakota and other rate design and accounting considerations. However, NorthWestern is a fully regulated utility company for which rate base is the primary driver of earnings. The data to the left illustrates that NorthWestern only derives approximately 8-10% of earnings from its jointly owned coal generation rate base. Rate Base & Authorized Return Summary Appendix 23

First Quarter Financial Results 24 1.) Utility Margin is a non-GAAP Measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. Note: Subtotal variances may exist due to rounding. Appendix (in millions except per share amounts) 2025 2024 Variance % Variance Operating Revenues $466.6 $475.3 ($8.7) (1.8%) 138.2 174.7 (36.5) (20.9%) Utility Margin 328.4 300.6 27.8 9.2% Operating Expenses Operating and maintenance 56.7 54.2 2.5 4.6% Administrative and general 41.4 40.4 1.0 2.5% Property and other taxes 43.2 47.2 (4.0) (8.5%) Depreciation and depletion 62.4 56.7 5.7 10.1% Total Operating Expenses 203.7 198.5 5.2 2.6% Operating Income 124.7 102.1 22.6 22.1% Interest expense, net (36.5) (31.0) 5.5 17.7% Other income, net 3.9 4.3 (0.4) (9.3%) Income Before Income Taxes 92.1 75.4 16.7 22.1% Income tax expense (15.2) (10.3) 4.9 47.6% Net Income $76.9 $65.1 $11.8 18.1% Effective Tax Rate 16.5% 13.7% 2.80% Diluted Shares Outstanding 61.4 61.3 0.1 0.2% Diluted Earnings Per Share $1.25 $1.06 $0.19 17.9% Dividends Paid per Common Share $0.66 $0.65 $0.01 1.5% Three Months Ended March 31, Fuel, purchased supply & direct transmission expense (exclusive of depreciation and depletion) 1

Utility Margin (Q1) ($ in millions) Three Months Ended March 31, 2025 2024 Variance Electric $ 242.7 $ 227.8 $ 14.9 6.5% Natural Gas 85.7 72.8 12.9 17.7% Total Utility Margin1 $ 328.4 $ 300.6 $ 27.8 9.2% (1) Utility Margin is a non-GAAP Measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. Increase in utility margin due to the following factors: $ 13.1 Interim rates (subject to refund) 7.0 Electric retail volumes 4.3 Natural gas retail volumes 4.2 Transmission revenue due to market conditions and rates 3.4 Base rates 1.3 Montana natural gas transportation 0.3 Non-recoverable Montana electric supply costs (2.5) Montana property tax tracker collections (0.4) Other $ 30.7 Change in Utility Margin Impacting Net Income $ (3.8) Property & other taxes recovered in revenue, offset in property & other taxes 0.8 Production tax credits, offset in income tax expense 0.1 Operating expenses recovered in revenue, offset in operating & maintenance expense $ (2.9) Change in Utility Margin Offset Within Net Income $ 27.8 Increase in Utility Margin 25 Appendix

Operating Expenses (Q1) Increase in operating expenses due to the following factors: $ 5.7 Depreciation expense due to plant additions and higher depreciation rates 3.5 Electric generation maintenance 3.3 Insurance expense, primarily due to increased wildfire risk premiums 1.1 Labor and benefits(1) 0.5 Technology implementation and maintenance expenses 0.4 Uncollectible accounts (2.4) Litigation outcome (Pacific Northwest Solar) (2.2) Non-cash impairment of alternative energy storage investment (0.2) Property and other taxes not recoverable within trackers (2.5) Other $ 7.2 Change in Operating Expense Items Impacting Net Income (dollars in millions) Three Months Ended March 31, 2025 2024 Variance Operating & maintenance $ 56.7 $ 54.2 $ 2.5 4.6% Administrative & general 41.4 40.4 1.0 2.5% Property & other taxes 43.2 47.2 (4.0) (8.5%) Depreciation & depletion 62.4 56.7 5.7 10.1% Operating Expenses $ 203.7 $ 198.5 $ 5.2 2.6% $ (3.8) Property and other taxes recovered in trackers, offset in revenue 1.2 Deferred compensation, offset in other income 0.5 Pension and other postretirement benefits, offset in other income(1) 0.1 Operating and maintenance expenses recovered in trackers, offset in revenue $ (2.0) Change in Operating Expense Items Offset Within Net Income $ 5.2 Increase in Operating Expenses (1) In order to present the total change in labor and benefits, we have included the change in the non- service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses. 26 Appendix

Operating to Net Income (Q1) (dollars in millions) Three Months Ended March 31, 2025 2024 Variance Operating Income $ 124.7 $ 102.1 $ 22.6 22.1% Interest expense, net (36.5) (31.0) 5.5 17.7% Other income, net 3.9 4.3 (0.4) (9.3%) Income Before Taxes 92.1 75.4 16.7 22.1% Income tax expense (15.2) (10.3) 4.9 47.6% Net Income $ 76.9 $ 65.1 $ 11.8 18.1% $5.5 million increase in interest expense, net was primarily due to higher borrowings and interest rates and lower capitalization of Allowance for Funds Used During Construction (AFUDC). $0.4 million decrease in other income, net was primarily due to lower capitalization of AFUDC and a prior year reversal of $2.3 million from a previously expensed Community Renewable Energy Project penalty due to a favorable legal ruling. This was partly offset by an increase of $2.5 million driven by a prior year non-cash impairment of an alternative energy storage equity investment and an increase in the value of deferred shares held in trust for deferred compensation. $4.9 million increase in income tax expense was primarily due to an increase in pre-tax income. 27 Appendix

Tax Reconciliation (Q1) 28 Appendix ($ in millions) Variance Income Before Income Taxes $92.1 $75.4 16.7 Income tax calculated at federal statutory rate 19.4 21.0% 15.8 21.0% 3.6 Permanent or flow-through adjustments: State income taxes, net of federal provisions 0.9 0.9% 0.6 0.9% 0.3 Flow-through repairs deductions (8.0) (8.7%) (6.1) (8.2%) (1.9) Production tax credits (2.1) (2.3%) (3.0) (4.0%) 0.9 Amortization of excess deferred income tax (0.7) (0.7%) (0.4) (0.5%) (0.3) Plant and depreciation flow-through items 5.3 5.8% 3.1 4.1% 2.2 Share-based compensation - - 0.3 0.4% (0.3) Other, net 0.4 0.5% - - 0.4 Sub-total (4.2) (4.5%) (5.5) (7.3%) 1.3 Income Tax Expense 15.2$ 16.5% 10.3$ 13.7% 4.9$ Three Months Ended March 31, 2025 2024

Segment Results (Q1) 29 Appendix *Direct transmission expense excludes depreciation and depletion. (1) Utility Margin is a non-GAAP Measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. (2) Consists of unallocated corporate costs and some limited unregulated activity within the energy industry.

Electric Segment (Q1) (1) Included within this line is our lighting customer class, which we have historically counted each lighting district as one customer. We have retroactively modified our customer counts to now reflect each lighting service as a customer as that better aligns with the MWH usage of this customer class. (2) Utility Margin is a non-GAAP Measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure. 30 Appendix

Natural Gas Segment (Q1) 31 Appendix (1) Utility Margin is a non-GAAP Measure. See appendix slide titled “Reconciling Gross Margin to Utility Margin” for additional disclosure.

($ in millions) As of March 31, As of December 31, 2025 2024 Cash and cash equivalents 56.0$ 4.3$ Restricted cash 24.0 24.7 Accounts receivable, net 187.5 187.8 Inventories 119.6 122.9 Other current assets 85.7 78.5 Goodwill 357.6 357.6 PP&E and other non-current assets 7,271.0 7,221.8 Total Assets 8,101.4$ 7,997.5$ Payables 88.5 111.8 Current Maturities - debt and leases 3.7 403.5 Other current liabilities 305.5 286.9 Long-term debt & capital leases 3,131.5 2,697.2 Other non-current liabilities 1,675.9 1,640.4 Shareholders' equity 2,896.4 2,857.7 Total Liabilities and Equity 8,101.4$ 7,997.5$ Capitalization: Short-Term Debt & Short-Term Finance Leases 3.7 403.5 Long-Term Debt & Long-Term Finance Leases 3,131.5 2,697.2 Less: Basin Creek Finance Lease (4.6) (5.5) Shareholders' Equity 2,896.4 2,857.7 Total Capitalization 6,027.0$ 5,953.0$ Ratio of Debt to Total Capitalization 51.9% 52.0% Balance Sheet 32 Appendix Debt to Total Capitalization down from last quarter and inside our targeted 50% - 55% range.

Appendix

First Quarter Cash Flow

($ in millions)	Three Months Ended March 31, 2025	2024
Operating Activities		
Net Income	$ 76.9	$ 65.1
Non-Cash adjustments to net income	77.1	69.4
Changes in working capital	(0.1)	33.4
Other noncurrent assets & liabilities	(0.5)	(6.2)
Cash Provided by Operating Activities	153.4	161.7
Cash Used in Investing Activities	(96.7)	(109.0)
Cash Used in Financing Activities	(5.6)	(57.5)
Cash Provided by Operating Activities	$ 153.4	$ 161.7
Less: Changes in working capital	(0.1)	33.4
Funds from Operations	$ 153.5	$ 128.3
PP&E additions	92.1	108.8
Capital expenditures included in trade accounts payable	(8.3)	(21.2)
AFUDC Credit	1.8	4.3
Total Capital Investment	$ 85.5	$ 91.9

Cash from Operating Activities decreased by $8.3 million primarily due to lower collections of accounts receivable balances due to timing of colder weather and greater uses of cash in accrued expenses and other due to timing of interest payments on long-term debt. This was partly offset by a decrease in our net cash outflows for energy supply costs.

Funds from Operations increased by $25.2 million over prior period.

Net Under-Collected Supply Costs
(in millions)

	Beginning (Jan. 1)	Ending (Mar. 31)	(Outflow) / Inflow
2024	$7.8	$40.4	($32.6)
2025	$5.9	$25.6	($19.7)
2025 Decrease in Net Cash Outflows			$12.9

No Planned Equity Issuances in 2025

Financing plans (targeting a FFO to Debt ratio > 14%) are expected to maintain our current credit ratings and are subject to change.

Debt financing in 2025
- Issued $400 million, 5.07% coupon, 5-year Montana FMBs in Q1
- Priced $100 million, 5.49% coupon, 10-year South Dakota FMBs to be issued in Q2
- Amended our existing NorthWestern Energy Group $100 million term loan to extend the maturity date from April 11, 2025 to April 10, 2026.

33

Reconciling Gross Margin to Utility Margin Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report. (1) Utility Margin is a non-GAAP Measure. 34 Appendix

PCCAM Impact by Quarter Qualified Facility Earnings Adjustment Our electric QF liability consists of unrecoverable costs associated with contracts covered under PURPA that are part of a 2002 stipulation with the MPSC and other parties. Risks / losses associated with these contracts are born by shareholders, not customers. Therefore, any mitigation of prior losses and / or benefits of liability reduction also accrue to shareholders. 35 Appendix Pretax millions – shareholder (detriment) benefit

Appendix

Non-GAAP Financial Measures

Pre-Tax Adjustments ($ Millions)	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Reported GAAP Pre-Tax Income	**$ 181.2**	**$ 156.5**	**$ 176.1**	**$ 178.3**	**$ 182.2**	**$ 144.2**	**$ 190.2**	**$ 182.4**	**$ 201.6**	**$ 214.7**
Non-GAAP Adjustments to Pre-Tax Income:										
Weather	13.2	15.2	(3.4)	(1.3)	(7.3)	9.8	1.1	(8.9)	4.3	10.6
Lost revenue recovery related to prior periods	-	(14.2)	-	-	-	-	-	-	-	-
Remove benefit of insurance settlement	(20.8)	-	-	-	-	-	-	-	-	-
QF liability adjustment	6.1	-	-	(17.5)	-	-	(6.9)	-	-	-
Electric tracker disallowance of prior period costs	-	12.2	-	-	-	9.9	-	-	-	-
Income tax adjustment	-	-	-	9.4	-	-	-	-	-	-
Community Renewable Energy Project Penalty	-	-	-	-	-	-	-	2.5	-	(2.3)
Impairment of Alternative Energy Storage Investment	-	-	-	-	-	-	-	-	-	4.2
Adjusted Non-GAAP Pre-Tax Income	**$ 179.7**	**$ 169.7**	**$ 172.7**	**$ 168.9**	**$ 174.9**	**$ 163.9**	**$ 184.4**	**$ 176.0**	**$ 205.9**	**$ 227.2**

Tax Adjustments to Non-GAAP Items ($ Millions)	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
GAAP Net Income	**$ 151.2**	**$ 164.2**	**$ 162.7**	**$ 197.0**	**$ 202.1**	**$ 155.2**	**$ 186.8**	**$ 183.0**	**$ 194.1**	**$ 224.1**
Non-GAAP Adjustments Taxed at 38.5% (12'-17') and 25.3% (18'-current):										
Weather	8.1	9.3	(2.1)	(1.0)	(5.5)	7.3	0.8	(6.6)	3.2	7.9
Lost revenue recovery related to prior periods	-	(8.7)	-	-	-	-	-	-	-	-
Remove benefit of insurance settlement	(12.8)	-	-	-	-	-	-	-	-	-
QF liability adjustment	3.8	-	-	(13.1)	-	-	(5.2)	-	-	-
Electric tracker disallowance of prior period costs	-	7.5	-	-	-	7.4	-	-	-	-
Income tax adjustment	-	(12.5)	-	(12.8)	(22.8)	-	-	-	-	-
Community Renewable Energy Project Penalty	-	-	-	-	-	-	-	2.5	-	(2.3)
Previously claimed AMT credit	-	-	-	-	-	-	-	-	3.2	-
Release of Unrecognized Tax Benefit	-	-	-	-	-	-	-	-	(3.2)	(16.9)
Impairment of Alternative Energy Storage Investment	-	-	-	-	-	-	-	-	-	3.1
Natural Gas Safe Harbor Method Change	-	-	-	-	-	-	-	-	-	(7.0)
Non-GAAP Net Income	**$ 150.3**	**$ 159.8**	**$ 160.6**	**$ 170.1**	**$ 173.8**	**$ 169.9**	**$ 182.4**	**$ 178.9**	**$ 197.3**	**$ 208.9**

Non-GAAP Diluted Earnings per Share	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Diluted Average Shares (Millions)	*47.6*	*48.5*	*48.7*	*50.2*	*50.8*	*50.7*	*51.9*	*56.3*	*60.4*	*61.4*
Reported GAAP Diluted Earnings per Share	**$ 3.17**	**$ 3.39**	**$ 3.34**	**$ 3.92**	**$ 3.98**	**$ 3.06**	**$ 3.60**	**$ 3.25**	**$ 3.22**	**$ 3.65**
Non-GAAP Adjustments:										
Weather	0.17	0.19	(0.04)	(0.02)	(0.11)	0.14	0.01	(0.11)	0.05	0.13
Lost revenue recovery related to prior periods	-	(0.18)	-	-	-	-	-	-	-	-
Remove benefit of insurance settlementments & recoveries	(0.27)	-	-	-	-	-	-	-	-	-
QF liability adjustment	0.08	-	-	(0.26)	-	-	(0.10)	-	-	-
Electric tracker disallowance of prior period costs	-	0.16	-	-	-	0.15	-	-	-	-
Income tax adjustment	-	(0.26)	-	(0.25)	(0.45)	-	-	-	-	-
Community Renewable Energy Project Penalty	-	-	-	-	-	-	-	0.04	-	(0.04)
Previously claimed AMT credit	-	-	-	-	-	-	-	-	0.05	-
Release of Unrecognized Tax Benefit	-	-	-	-	-	-	-	-	(0.05)	(0.28)
Impairment of Alternative Energy Storage Investment	-	-	-	-	-	-	-	-	-	0.05
Natural Gas Safe Harbor Method Change	-	-	-	-	-	-	-	-	-	(0.11)
Non-GAAP Diluted Earnings per Share	**$ 3.15**	**$ 3.30**	**$ 3.30**	**$ 3.39**	**$ 3.42**	**$ 3.35**	**$ 3.51**	**$ 3.18**	**$ 3.27**	**$ 3.40**

36

Non-GAAP Financial Measures This presentation includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in this presentation. Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report. Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures. 37 Appendix

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